Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of September 22, 2016 (the “Effective Date”) by and between ECHO THERAPEUTICS, INC., a Delaware corporation with its principal office located at 99 Wood Avenue South, Iselin, NJ  08830 (together with its subsidiaries, affiliates, successors and assigns) (referred to as the “Company”) and SCOTT W. HOLLANDER, who resides at 5 Caroline Drive, Princeton, NJ  08540 (the “Executive”) (each a “Party”) (the Company and the Executive are referred to herein as the “Parties”).  The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and that such terms are final and binding.

W I T N E S S E T H:

WHEREAS, Executive is employed by the Company as President and Chief Executive Officer; and

WHEREAS, the Company and Employee are parties to an Employment Agreement, dated as of December 22, 2014 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, Executive and the Company desire to sever their employment relationship on an amicable basis;

WHEREAS, in recognition of Executive's service to the Company and for such consideration as set forth herein, the Company desires to provide Executive the Severance Package defined below; and

WHEREAS, as a condition to receiving the Severance Package and the Executive’s agreement to enter into the Severance Agreement, Executive has agreed to execute and deliver the General Release Agreement (the “Release”), annexed hereto as Exhibit B, simultaneously with the execution of this Agreement and the Company has agreed to execute and deliver the General Release Agreement annexed hereto as Exhibit C, simultaneously with the execution of this Agreement.

NOW, THEREFORE, in consideration of the covenants and promises made herein, the Parties hereby agree as follows:

1.           Executive's employment with the Company terminated on the date hereof (the “Termination Date”).

2.           Executive resigns as President, Chief Executive Officer and Director, as well as any other positions or titles he may hold with the Company and each of its subsidiaries and affiliates, effective as of the Termination Date.  Executive agrees to sign such documents, as may be requested by the Company, at any time, to evidence his resignation as set forth above.

3.           Conditioned upon, and in consideration for, Executive's execution of this Agreement and the Release and compliance with the promises made therein, and provided Executive does not revoke all or any portion of this Agreement and/or Release, and all revocation periods have lapsed, Executive shall receive the Severance Package set forth below in subparagraphs 3(a) and 3(b):

(a)           The Company will pay Executive severance pay equal to the gross amount of Four Hundred Twenty Thousand and 00/100 ($420,000.00) Dollars (the “Severance Amount”), less applicable federal, state and local withholding and taxes, as follows:

        (i)           The gross amount of Seventeen Thousand Five Hundred and 00/100 Dollars ($17,500.00) per month, to be paid on the 15th day of each month, less applicable federal, state and local withholding and taxes, to be increased to Twenty-Five Thousand Dollars ($25,000.00) per month upon the occurrence of the condition set forth below in subparagraph (ii) below, until the Severance Amount is fully paid (the “Monthly Payments”).  The Monthly Payments shall commence on October 15, 2016, but in no event earlier than the expiration of all revocation periods described below.

        (ii)           If, after the date hereof, the Company receives debt or equity financing in an amount of at least $5 million, then, upon consummation of any subsequent debt or equity financing pursuant to which the Company receives aggregate proceeds of $2 million or more and, if such financing is an equity-based financing, the effective price per share of common stock sold is $1.25 or more, the Monthly Payments shall increase to Twenty Five Thousand and 00/100 ($25,000.00) Dollars, per month, to be paid on the 15th day of each month, less applicable federal, state and local withholding and taxes (the “Increased Monthly Payments”).  The Increased Monthly Payments shall continue until the Severance Amount is fully paid.

(b)           Executive's present medical coverage will remain in force through September 30, 2016.  Thereafter, COBRA regulations apply.  The Company will continue Executive's presently existing medical coverage through COBRA and will pay Executive's COBRA premiums at the Company's expense, for a period of up to eighteen (18) months from the Termination Date or until Executive elects coverage through a new employer, but in no event before any applicable revocation period has lapsed.  If Executive elects to continue COBRA benefits after eighteen (18) months, he may do so, as long as permitted by applicable law, at Executive's own cost.

                                (c)           The Executive has been granted 150,000 shares of common stock, $.01 par value, in the Company pursuant to a Restricted Stock Agreement dated as of March 1, 2016 (the “Restricted Stock”).  Commencing as of the date the Company receives debt or equity financing of at least $1 million following the date of this Agreement, 37,500 shares of the Restricted Stock shall vest quarterly in each quarter of the Company’s fiscal year (such that 37,500 shares of Restricted Stock shall vest quarterly after the first such vesting date in each such quarter, become exercisable and shall no longer be subject to the Company’s right of repurchase) until all of the Restricted Stock becomes 100% vested and exercisable.  The Company shall deliver 37,500 shares quarterly of the Restricted Stock to Executive, less Shares with a value sufficient to satisfy the Executive’s federal, state and local tax withholding requirements in connection with the vesting of the Restricted Stock, with no transfer restrictions within ten (10) business days after each quarterly vesting thereof.  The Executive was granted options to purchase 325,000 shares of the Company’s common stock, $0.01 par value, at a per share exercise price of $1.47, pursuant to a Stock Option Agreement dated as of December 22, 2014 (the “2014 Stock Options”).  As of the Termination Date, all outstanding and unvested 2014 Stock Options shall immediately accelerate and become 100% vested and exercisable, and the Executive will have three (3) months to exercise the Stock Options.  The Executive was granted options to purchase 175,000 shares of the Company’s common stock, $0.01 par value, at a per share exercise price of $1.12, pursuant to an Incentive Stock Option Agreement dated as of March 1, 2016 (the “2016 Stock Options”).  As of the Termination Date, all outstanding and unvested 2016 Stock Options shall immediately accelerate and become 100% vested and exercisable, and the Executive will have three (3) months to exercise the Stock Options.

                                (d)           The Company shall reimburse Executive for Executive’s legal fees and costs in connection with the review and negotiation of this Agreement in the amount of Six Thousand Nine Hundred and 00/100 ($6,900.00) Dollars, payable within ten (10) days of the Company’s receipt of debt or equity financing of at least $1 million following the date of this Agreement.  (The payments and other consideration set forth in Paragraphs 3(a), (b), (c), and (d) above, are collectively referred to as the “Severance Package”).

4.           With the exception of the amounts set forth in paragraph 4(a) and 5 below, Executive has received payment in full for any and all compensation, wages, benefit payments, retirement benefits, expense reimbursements, accrued unused vacation time, leave bank, incentive payments, bonuses, merit pay, stock grants, stock options, sick days and personal days, and Executive acknowledges that there is no further payment due to Executive for compensation, wages, benefit payments, retirement benefits, expense reimbursements, accrued unused vacation time, leave bank, incentive payments, bonuses, merit pay, stock grants, stock options, sick days and personal days.

                                (a)           The Company and Executive acknowledge that (i) the accrued but previously unpaid gross Base Salary through the Termination Date is $24,850.00, (ii) the balance of Executive’s leave bank through the Termination Date is the sum of $14,135.00 (70 hours), comprised of 70 hours of accrued vacation time ($14,135.00) and -0- hours of sick and personal days ($-0-), and (iii) the amounts of unreimbursed Expenses incurred prior to the Termination Date by Executive is $-0-. Such amounts will be paid to Executive upon the Termination Date regardless of whether Executive signs this Agreement and General Release.

5.             (a)           Executive shall retain all rights, benefits and payments due him under the Company’s 401K retirement plan;

 (b)           The Company will indemnify the Executive for and defend the Executive in accordance with the Company’s bylaws in effect as of the Termination Date and applicable law.  The Company agrees to maintain its current directors and officers insurance and to ensure that Executive continues to be covered with the same coverage as is afforded to the other current board members (Michael M. Goldberg, M.D. and Shepard M. Goldberg) with respect to his services as an officer and director of the Company.

6.           The Employment Agreement shall terminate as of the Termination Date, except that Paragraphs 5, 6, 7, 8, and 9 of the Employment Agreement shall survive and shall remain in full force and effect to the fullest extent permitted by applicable law.

        7.           The Confidentiality Agreement, referenced in Paragraph 5 of the Employment Agreement, shall remain in full force and effect as applicable.

       8.           The Company represents and warrants that as of the Termination Date, the Company (and its board of directors, officers, employees, agents, and representatives) has refrained from making any statements or comments that reasonably could be considered to disparage the qualifications or reputation of the Executive, and after the Termination Date agrees (and agrees to cause its board of directors, officers, employees, agents, and representatives) to refrain from making any statements or comments that reasonably could be considered to disparage the qualifications or reputation of the Executive.

        9.           The Company agrees (and agrees to cause its board of directors, officers, employees, agents, and representatives) to keep the terms and conditions of this Agreement confidential, except for the disclosure in the Form 8K set forth on Exhibit D attached hereto.

       10.           Executive confirms that he has delivered to the Company all keys, E-Z Pass and other toll payment devices, Company credit card(s), memoranda, records, computers, computer programs, computer files, computer disks, drawings, plans, manuals, letters, notes, notebooks, reports, and all other materials and property, including without limitation, those of a secret or confidential nature relating to the Company's business that were in Executive's possession, custody or control and all copies thereof, whether made or compiled by Executive alone or with others or made available to Executive while employed by the Company.  Executive confirms that the Company has returned to Executive all of Executive’s personal property.

       11.           Executive will not disclose, divulge or deliver at any time to any other party or use for Executive’s own benefit any Confidential Information, as such term is defined below, of the Released Parties, as such term is defined below, and Executive will continue to maintain the confidentiality of such information.  Executive agrees that any breach of this paragraph would cause the Released Parties substantial and irreparable damages that may not be quantifiable and therefore, in the event of any such breach, in addition to, and not mutually exclusive of, other remedies that may be available, the Company shall have the right to seek specific performance and other injunctive and equitable relief.  Moreover, Executive agrees to assume the cost of all attorneys’ fees incurred by the Released Parties as a result of the enforcement of this paragraph.  The term “Confidential Information” means any data, information or documentation, which is valuable to any of the Released Parties and is not generally known to the public, including, but not limited to:

a.
Non-public financial and operational information, business plans, software and technology, networks, business methodologies, contracts, pricing and product profitability, customer lists, supplier lists, marketing or sales prospect lists, and data developed by the Released Parties.

b.
Formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects.

c.	Business, marketing and strategic plans.

d.	Forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements.

e.
Information about costs, profits, markets, sales, contracts and lists of customers and distributors and data in connection with job bidding and sequencing of manufacturing, completion and delivery dates.

f.
Personnel information, including but not limited to the personal information or medical histories, social security numbers, dates of birth, bank account information, pin codes, security codes, passwords, travel information or itineraries, home addresses, personal email addresses, home telephone numbers, cell phone numbers, compensation or other terms of employment, actual or proposed promotion, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance or other information in connection with or relating to any of the Released Parties;

g.
Financial information of or relating to any of the Released Parties, including but not limited to earnings, assets, banking, debts, prices, fee structures, volumes of purchases or sales, or other financial data;

h.
Business information, including but not limited to business plans, minutes of board and committee meetings, financial reports, strategic plans, employee handbooks, operations manuals and inter-office email and memoranda; and

i.
Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Released Parties, marketing forecasts, results of marketing efforts or information about impending transactions.

       12.           Executive agrees and acknowledges that all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which were conceived, made, developed or acquired by the Company or which were created by Executive in the course and scope of Executive’s employment or which are disclosed or made known to Executive, individually or in conjunction with others, during Executive’s employment by the Company whether during or outside of usual working hours, and whether on the Company’s premises or not, and which relate to the Company’s past, present or reasonably anticipated business, products or services (including all such information relating to research, formulations, processes, computer programs, simulations, and data bases, manufacturing techniques, designs, financial and sales models and other data, pricing and trading terms, evaluations, opinions, interpretations, the identity of customers or their requirements or of key contacts within the customer’s organizations, or marketing and merchandising techniques), operating and acquisition strategies, are and shall be (insofar as Executive is concerned) the sole and exclusive property of the Company.  Executive further agrees and acknowledges that  all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be (insofar as Executive is  concerned) the sole and exclusive property of the Company.

       13.           Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company and its affiliates for purposes of this Agreement, and no payment shall be due to the Executive hereunder as a result of such termination, until the Executive would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Section 409A.  Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made upon the Executive’s separation from service would result in the imposition of any individual penalty tax imposed under Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) the date of Executive's death.  Neither the Company nor any of its affiliates makes any representations that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and none of them make any undertaking to preclude Section 409A from applying to any such payment, and the Executive hereby releases the Company and its affiliates from any liability in respect thereof.

14.           The Company acknowledges that the Executive has agreed to accept the Severance Amount in Monthly Payments rather than in a lump sum in order to accommodate the Company’s cash flow needs, and accordingly agrees that under no condition shall the Company have the right to set off the amounts due to the Executive under the Severance Package against any claims against the Executive by the Company.

15.           (a)  Concurrently with the execution of this Agreement, the Company shall execute and deliver to Executive’s counsel, Stark & Stark, P.C. (the “Escrow Agent”), a Confession of Judgment in the form annexed hereto as Exhibit E.  The Parties hereby acknowledge and agree that the Confession of Judgment will be held in escrow by the Escrow Agent pursuant to the terms of this Agreement and will not be entered and/or filed at any time other than in accordance with the terms of this Agreement.  In the event the Company is unable to make a Monthly Payment under this Agreement, the Company will provide Executive with a signed Affidavit stating that the Company is unable to make payroll for that particular period and, accordingly, is unable to make the Monthly Payment (a “Cash Shortfall Notice”).  In the event that (i) the Company fails to make any two (2) consecutive Monthly Payments and the Executive has received a Cash Shortfall Notice for that particular period (the “Cash Shortfall Event”), or (ii) the Company fails to make any Monthly Payment and the Executive has not received a Cash Shortfall Notice for that particular period (either (i) or (ii) are hereinfter referred to as an “Event”), and then only after notice to the Company and the expiration of the Cure Period as set forth in paragraph 15(b) herein, the Escrow Agent may enter and/or file the Confession of Judgment.

(b)  Upon the occurrence of an Event, Executive must give Company ten (10) business days’ written notice to cure the Event (the “Cure Period”).  If Company does not cure the Event after the expiration of the Cure Period, then at such time, the Escrow Agent may release the Confession of Judgment and Executive may enter and/or file same.

       16.           No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Executive and an authorized officer of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Party to be charged with the waiver.  No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

       17.           In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

       18.           This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.  The Parties agree that the appropriate forum and venue of any disputes arising out of this Agreement shall be the State or Federal Courts located in the Southern District of New York, New York, and each of the Parties hereto submits to the personal jurisdiction of any such Court.  The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.

19.           Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, e-mail, or by nationally recognized overnight courier service (such as Federal Express), duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to the Company:

Echo Therapeutics, Inc.
99 Wood Avenue South
Iselin, NJ  08830
Attention:  Alan Schoenbart

With required copy to:

Kevin Waite, Esq.
Moomjian, Waite & Coleman, LLP
100 Jericho Quadrangle, Suite 208
Jericho, New York  11753
(516) 937-5900
Fax:  (516) 937-5050
Email:  kwaite@mwcllp.com

If to Executive:

Scott W. Hollander
5 Caroline Drive
Princeton, NJ  08540
(609) 751-4485
Email: swhollander2012@gmail.com

With required copy to:

Rachel Lilienthal Stark, Esq.
Stark & Stark, P.C.
993 Lenox Drive
Lawrenceville, NJ 08648
Fax: (609) 895-7395
E-mail: rstark@stark-stark.com

20.           The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization.  The Company represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

        21.           In consideration for receiving the Severance Package, and as an express condition thereof, Executive has agreed to execute the Release in the form annexed hereto as Exhibit B simultaneously with the execution of the this Agreement and Company has agreed to execute a Release in the form annexed hereto as Exhibit C simultaneously with the execution of this Agreement.  Executive understands and acknowledges that he would not receive any of the Severance Package and/or benefits specified herein, except for Executive's execution of this Agreement, the Release annexed hereto as Exhibit B, and the fulfillment of the promises and conditions contained therein.  Company understands and acknowledges that Executive would not execute this Agreement except for the Company’s execution of the Release annexed hereto as Exhibit C, and the fulfillment of the promises and conditions contained therein.

22.           This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.  A fully signed copy, pdf or facsimile copy of this Agreement shall be deemed an original.

23.           The Parties further agree that they will execute such other and further documents as may be required to reasonably cooperate with each other to effectuate the terms of this Agreement.

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE OF EXECUTIVE'S RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE HE SIGNS IT; EXECUTIVE MAY SIGN IT EARLIER IF HE WISHES, BUT THE DECISION IS ENTIRELY THE EXECUTIVE'S.  EXECUTIVE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE EXECUTES THE AGREEMENT, AND THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THAT SEVEN (7) CALENDAR DAY PERIOD.

ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF THE AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE COMPANY OR ITS DESIGNEE, OR MAILED TO THE COMPANY AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS OF EXECUTION OF THIS AGREEMENT.  IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN NEW YORK, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR HOLIDAY.

EXECUTIVE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING AND AT HIS OWN EXPENSE PRIOR TO EXECUTING THIS AGREEMENT.  THE AGREEMENT, AMONG OTHER THINGS, WAIVES RIGHTS THAT EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (THE “ADEA”).

EXECUTIVE AGREES THAT ANY MODIFICATION, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE DAY (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FUFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS STATED HEREIN, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY AND THE RELEASED PARTIES.

[signatures immediately following]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ECHO THERAPEUTICS, INC.

By: /s/ Alan Schoenbart CFO
       Name: Alan W. Schoenbart
       Title:   CFO

       /s/ Scott W. Hollander
       SCOTT W. HOLLANDER

STATE OF NEW JERSEY	)
) .ss:
COUNTY OF MIDDLESEX	)

On the 23rd day of September, 2016, before me personally came Scott W. Hollander, to me known, and known to me to be the individual described in, and who executed the foregoing Separation Agreement, and duly acknowledged to me that he executed the same.

/s/ Maria Lundgren
Notary Public

/s/ Rachel Stark
Stark & Stark, P.C.
By Rachel Lilienthal Stark, Esq., Escrow Agent
As to Paragraph 15(a) & (b) of this Agreement.

EXHIBIT A

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND EXECUTIVE DATED, AS OF DECEMBER 22, 2014

EXHIBIT B

GENERAL RELEASE AGREEMENT

This GENERAL RELEASE AGREEMENT (the “Release”), is made and entered into as of September 23, 2016, by and between ECHO THERAPEUTICS, INC., a Delaware corporation, with its principal place of business located at 99 Wood Avenue South, Iselin, NJ  08830 (hereinafter, together with its subsidiaries, affiliates, successor and assigns, collectively referred to as the “Company”) and SCOTT W. HOLLANDER, who resides at 5 Caroline Drive, Princeton, NJ  08540 (hereinafter referred to as “Executive”) (each a “Party” and collectively referred to as the “Parties”).

A.	WHEREAS, Executive's employment with the Company terminated upon hisresignation on the date hereof; and

B.
WHEREAS, the Company and Executive are parties to a Separation Agreement dated the date hereof (the “Separation Agreement”) and General Release Agreement dated the date hereof (the “Company Release”); and

C.
WHEREAS, in connection with such termination of his employment, the Company has agreed to provide Executive with certain benefits as set forth in the Separation Agreement (the “Severance Package”); and

D.	WHEREAS, as an express condition to Executive's receipt of such benefits, Executive has agreed to execute and deliver this Release.

NOW, THEREFORE, for and in consideration of the mutual promises and commitments specified herein and in the Separation Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.           In further consideration for the payments Executive will receive from, or made on Executive’s behalf by, the Company pursuant to this Agreement, Executive, for and on behalf of Executive, Executive’s heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, knowingly and voluntarily, hereby waives, remits, releases and forever discharges the Company and its current and former parent corporations, affiliates, subsidiaries, divisions, predecessors, successors and assigns, and their current and former officers, directors, stockholders, employees, agents, attorneys, lenders, investors, servants, insurers and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to herein as the “Released Parties”) of and from any and all manner of action, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or other theory or basis, from the beginning of the world to the date of the execution of this Release, including, but not limited to, any claim that Executive has asserted, now asserts or could have asserted.  Listed below are examples of the statutes under which Executive will not bring any claim.  If the law prohibits a waiver of claims under any such statute, Executive hereby acknowledges that Executive has no valid claim under those statutes or that all monies paid hereunder shall be a set-off against any such claim, if a court permits such claim to be asserted.  The claims released or acknowledged not to exist include, but are not limited to, any violation of:

a.	Title VII of the Civil Rights Act of 1964, as amended;

b.	The Civil Rights Act of 1991;

c.	The Older Workers Benefit Protection Act;

d.	The Fair Labor Standards Act;

e.	The Family Medical Leave Act;

f.	The Equal Pay Act;

g.	Worker's Compensation Laws;

h.	Sections 1981 through 1988 of Title 42 of the United States Code;

i.	The Employee Retirement Income Security Act of 1974;

j.	The Immigration Reform and Control Act;

k.	The Americans with Disabilities Act of 1990;

l.	The Age Discrimination in Employment Act of 1967;

m.	The Workers Adjustment and Retraining Notification Act;

n.	The Occupational Safety and Health Act;

o.	The Fair Credit Reporting Act;

p.	The Sarbanes-Oxley Act of 2002;

q.	The New York State Executive Law (including its Human Rights Law);

r.	The New York State Labor Law;

s.	The New York wage and wage-hour laws;

t.	The New York City Administrative code (including its Human rights Law);

u.	New Jersey State Wage and Hour Law;

v.	New Jersey State Wage Payment Law;

w.	New Jersey Labor and Employment Law;

x.	New Jersey Law Against Discrimination;

y.	New Jersey Equal Pay Act;

z.	New Jersey Conscientious Employee Protection Act;

aa.	New Jersey Occupational Safety and Health Law;

bb.	New Jersey Workers Compensation Act;

cc.	New Jersey Family Leave Act;

dd.	New Jersey Worker Freedom from Employer Intimidation Act;

ee.	Any other federal, state or local civil, whistleblower, discrimination, wage, wage-hour, retaliation, employment, human rights or any other local, state or federal law, regulation or ordinance;

ff.	Any amendments to the foregoing laws;

gg.	Any benefit, payroll or other plan, policy or program;

hh.	Any public policy, contract, third-party beneficiary, tort, or common law obligation; or

ii.	Any claim for or obligation to pay for attorneys’ fees, costs, fees, or other expenses.

2.           Included in this Release are any and all claims for future damages allegedly arising from the alleged continuation of the effect of any past action, omission or event.

3.           Nothing contained herein shall be construed to release any of the Parties’ respective obligations under the terms of the Separation Agreement.

4.           Executive shall retain the right, if any, to claim unemployment insurance with respect to the termination of Executive's employment with the Company.

5. Executive hereby affirms and acknowledges the following:

a.	Executive has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any of the Released Parties herein in any forum or form.

b.
With the exception of the benefits due to Executive pursuant to the Separation Agreement, Executive has been paid and/or has received all compensation, wages, and benefit payments, expense reimbursements, benefits, retirement benefits, vacation, bonuses, incentive payments, merit pay, stock grants, stock options and/or reimbursements to which Executive may be entitled and that no other compensation, wages, and benefit payments, expense reimbursements, benefits, retirement benefits, vacation, bonuses, incentive payments, merit pay, stock grants, stock options, restricted stock or reimbursements are due to Executive.  Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

c.	Executive has not given, sold, assigned or transferred to anyone else, any claim, or a portion of a claim referred to in this General Release Agreement.

d.	Executive promises never to file a lawsuit asserting any claims that are released in this General Release Agreement.

e.
Executive has no known workplace injury or occupational disease and has been provided with and/or has not been denied any leave requested under the Family and Medical Leave Act.  Executive acknowledges and represents that he has no intention of filing any claim for workers’ compensation benefits of any type against the Company, and that he will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company.  Executive acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations.  As a result, Executive agrees, covenants and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any workers’ compensation claim that Executive may file at any time against the Company.

f.
Executive has not divulged any confidential information of the Company, as such term is defined and/or described in Section 11 of the Separation Agreement and further, as defined and/or described in Paragraphs 5 and 5(A),(B),(C), and (D) of the Employment Agreement entitled “Confidential Disclosure Agreement” (which shall remain in full force and effect pursuant to Paragraphs 6 and 7 of the Separation Agreement), and Executive will continue to maintain the confidentiality of such information consistent with Executive's obligations under the Separation Agreement and Paragraphs 5 and 5(A),(B),(C), and (D) of the Employment Agreement.

g.
Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.  Executive and the Company acknowledge that this Release does not limit either Party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local government agency.  To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

6. This General Release Agreement may not be modified, altered, or amended except in writing and signed by both Parties wherein specific reference is made to this Release. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive's decision to accept this Release, except what is set forth herein.  This Release shall be controlled and governed by the laws of the State of New York to create a binding and enforceable general release and waiver of claims.

7. The Parties agree that the appropriate forum and venue of any disputes arising out of this Agreement shall be the State or Federal Courts located in the Southern District of New York, New York, and each of the Parties hereto submits to the personal jurisdiction of any such Court.  The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.

8. This General Release Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same instrument.  A signed copy, pdf or facsimile copy of this Release shall be deemed an original.

9. Except as may otherwise be set forth in the Separation Agreement, each Party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this General Release Agreement and the Separation Agreement.

10. At the time of considering or executing this General Release Agreement, Executive was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired.  Executive is competent to execute this General Release Agreement and knowingly and voluntarily waives any and all claims Executive may have against the Company.  Executive certifies that Executive is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair Executive's right or ability to waive all claims Executive may have against the Company.

11. In the event that any provision of this General Release Agreement is determined to be invalid by a court or tribunal of competent jurisdiction, all other provisions of this General Release Agreement shall remain in full force and effect.

12. This General Release Agreement, in conjunction with the Separation Agreement, constitutes the entire agreement and understanding between the Parties and supersedes all other agreements between the Parties whether oral or written with respect to the subject matter hereto.  Nothing contained herein will be construed to supersede the terms of the Separation Agreement.

13. The Parties understand and agree that all terms of this General Release Agreement are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

14. Executive understands, agrees, and represents that the covenants made herein and the releases herein executed may substantially affect Executive's rights and liabilities and Executive agrees that the covenants and releases provided herein may not be in Executive's best interest. Executive represents and warrants that, in negotiating and executing this General Release Agreement, Executive has had an adequate opportunity to consult with competent counsel or other representatives of Executive's choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein. Executive acknowledges that Executive received a copy of this General Release Agreement, and was offered a reasonable period to consider it.

15. The Parties agree that this is a negotiated agreement and that no term herein shall be construed against a Party merely because that Party or its attorneys proposed or drafted such term.

16. The Parties have carefully read this General Release Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either Party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

17. Each Party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this General Release Agreement effective.

18. This General Release Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors, and assigns.

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE OF EXECUTIVE'S RECEIPT OF THIS GENERAL RELEASE AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE HE SIGNS IT; EXECUTIVE MAY SIGN IT EARLIER IF HE WISHES, BUT THE DECISION IS ENTIRELY THE EXECUTIVE'S.  EXECUTIVE MAY REVOKE THIS GENERAL RELEASE AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE EXECUTES THE GENERAL RELEASE AGREEMENT, AND THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THAT SEVEN (7) CALENDAR DAY PERIOD.

ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF THE GENERAL RELEASE AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE COMPANY OR ITS DESIGNEE, OR MAILED TO THE COMPANY AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS OF EXECUTION OF THIS GENERAL RELEASE AGREEMENT.  IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN NEW YORK, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR HOLIDAY.

EXECUTIVE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING AND AT HIS OWN EXPENSE PRIOR TO EXECUTING THIS GENERAL RELEASE AGREEMENT.  THE GENERAL RELEASE AGREEMENT, AMONG OTHER THINGS, WAIVES RIGHTS THAT EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (THE “ADEA”).

EXECUTIVE AGREES THAT ANY MODIFICATION, MATERIAL OR OTHERWISE, MADE TO THIS GENERAL RELEASE AGREEMENT DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE DAY (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS GENERAL RELEASE AGREEMENT, TO FUFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS STATED HEREIN, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE AGREEMENT, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY AND THE RELEASED PARTIES.

[signatures immediately following]

IN WITNESS WHEREOF, the parties execute this General Release Agreement as of the date first written above.

ECHO THERAPEUTICS, INC.

By: _______________________________

Name: ____________________________

Title: _____________________________

_________________________________	______________________________
SCOTT W. HOLLANDER	Date

STATE OF __________	)
) .ss:
COUNTY OF _______	)

On the ____ day of ________, 2016, personally appeared before me ________________________, and this person acknowledged under oath, to my satisfaction, that:

(a)           this person signed and delivered the foregoing document as the President of Echo Therapeutics, Inc. (the "Corporation"), named in this document; and

(b)           this document was signed and delivered by the Corporation as it’s voluntary act and deed by virtue of authority from its Board of Directors.

_____________________________
Notary Public

EXHIBIT C

GENERAL RELEASE AGREEMENT

This GENERAL RELEASE AGREEMENT (the “Release”), is made and entered into as of September 23, 2016, by and between ECHO THERAPEUTICS, INC., a Delaware corporation, with its principal place of business located at 99 Wood Avenue South, Iselin, NJ  08830 (hereinafter, together with its subsidiaries, affiliates, successor and assigns, collectively referred to as the “Company”) and SCOTT W. HOLLANDER, who resides at 5 Caroline Drive, Princeton, NJ  08540 (hereinafter referred to as “Executive”) (each a “Party” and collectively referred to as the “Parties”).

A.	WHEREAS, Executive's employment with the Company terminated on the date hereof; and

B.
WHEREAS, the Company and Executive are parties to a Separation Agreement dated the date hereof (the “Separation Agreement”) and General Release Agreement dated the date hereof (the “Executive Release”); and

C.	WHEREAS, as an express condition to Executive's execution of the Separation Agreement and Executive Release, the Company has agreed to execute and deliver this Release.

NOW, THEREFORE, for and in consideration of the mutual promises and commitments specified herein and in the Separation Agreement and Executive Release, and intending to be legally bound hereby, the Parties agree as follows:

1.           In consideration of the Executive’s execution of the Separation Agreement and Executive Release, Company, for and on behalf of Company, Company’s current and former parent corporations, affiliates, subsidiaries, divisions, predecessors, successors and assigns, and their current and former officers, directors, stockholders, employees, agents, attorneys, lenders, investors, servants, insurers and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, knowingly and voluntarily, hereby waives, remits, releases and forever discharges the Executive and Executive’s heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns (collectively referred to herein as the “Released Parties”) of and from any and all manner of action, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or other theory or basis, from the beginning of the world to the date of the execution of this Release, including, but not limited to, any claim that Company has asserted, now asserts or could have asserted.

2.           Included in this Release are any and all claims for future damages allegedly arising from the alleged continuation of the effect of any past action, omission or event.

3.           Nothing contained herein shall be construed to release any of the Parties’ respective obligations under the terms of the Separation Agreement.

4.           Company hereby affirms and acknowledges the following:

a.	Company has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any of the Released Parties herein in any forum or form.

b.	Company has not given, sold, assigned or transferred to anyone else, any claim, or a portion of a claim referred to in this General Release Agreement.

c.	Company promises never to file a lawsuit asserting any claims that are released in this General Release Agreement.

       5.           This General Release Agreement may not be modified, altered, or amended except in writing and signed by both Parties wherein specific reference is made to this Release. Company acknowledges that it has not relied on any representations, promises, or agreements of any kind made to Company in connection with Company’s decision to accept this Release, except what is set forth herein.  This Release shall be controlled and governed by the laws of the State of New York to create a binding and enforceable general release and waiver of claims.

        6.           The Parties agree that the appropriate forum and venue of any disputes arising out of this Agreement shall be the State or Federal Courts located in the Southern District of New York, New York, and each of the Parties hereto submits to the personal jurisdiction of any such Court.  The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.

        7.           This General Release Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same instrument.  A signed copy, pdf or facsimile copy of this Release shall be deemed an original.

        8.           Except as may otherwise be set forth in the Separation Agreement, each Party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this General Release Agreement and the Separation Agreement.

        9.           In the event that any provision of this General Release Agreement is determined to be invalid by a court or tribunal of competent jurisdiction, all other provisions of this General Release Agreement shall remain in full force and effect.

        10.           This General Release Agreement, in conjunction with the Separation Agreement, constitutes the entire agreement and understanding between the Parties and supersedes all other agreements between the Parties whether oral or written with respect to the subject matter hereto.  Nothing contained herein will be construed to supersede the terms of the Separation Agreement.

        11.           The Parties understand and agree that all terms of this General Release Agreement are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.  The Company represents and warrants that the person executing this Agreement on behalf of the Company is lawfully authorized and empowered to execute this Agreement on behalf of the Company, and that upon execution, this Agreement will be binding upon the Company, without any further approval, ratification, or other action.

        12.           The Company understands, agrees, and represents that the covenants made herein and the releases herein executed may substantially affect Company's rights and liabilities and Company agrees that the covenants and releases provided herein may not be in Company's best interest. Company represents and warrants that, in negotiating and executing this General Release Agreement, Company has had an adequate opportunity to consult with competent counsel or other representatives of Company's choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein. Company acknowledges that Company received a copy of this General Release Agreement, and was offered a reasonable period to consider it.

        13.           The Parties agree that this is a negotiated agreement and that no term herein shall be construed against a Party merely because that Party or its attorneys proposed or drafted such term.

        14.           The Parties have carefully read this General Release Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either Party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

        15.           Each Party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this General Release Agreement effective.

        16.           This General Release Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors, and assigns.

        HAVING ELECTED TO EXECUTE THIS GENERAL RELEASE AGREEMENT, TO FUFILL THE PROMISES AND TO RECEIVE THE BENEFITS STATED HEREIN, COMPANY FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE AGREEMENT, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS COMPANY HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

[signatures immediately following]

IN WITNESS WHEREOF, the parties execute this General Release Agreement as of the date first written above.

ECHO THERAPEUTICS, INC.

By: _______________________________

Name: ____________________________

Title: _____________________________

_________________________________	______________________________
SCOTT W. HOLLANDER	Date

STATE OF __________	)
) .ss:
COUNTY OF _______	)

On the ____ day of ________, 2016, personally appeared before me ________________________, and this person acknowledged under oath, to my satisfaction, that:

(a)           this person signed and delivered the foregoing document as the President of Echo Therapeutics, Inc. (the "Corporation"), named in this document; and

(b)           this document was signed and delivered by the Corporation as it’s voluntary act and deed by virtue of authority from its Board of Directors.

_____________________________
Notary Public

EXHIBIT D

8K DISCLOSURE

[to be attached]

EXHIBIT E

CONFESSION OF JUDGMENT

[to be attached]